Accelrys Reports Fiscal 2005 First-Quarter Financial Results

SAN DIEGO, CA; July 29, 2004 – Accelrys, Inc. (NASDAQ: ACCL) today reported results for the first quarter of fiscal 2005, ended June 30, 2004. Revenues in the June 2004 quarter were $14.2 million compared to $19.1 million reported in the June 2003 quarter. Orders booked in the June 2004 quarter were flat, at about $15 million, when compared to the June 2003 quarter, excluding a contract renewal that was booked in the June 2003 quarter but renewed in the March 2004 quarter at the request of a customer. The lower revenue in the June 2004 quarter was attributed to the change in revenue recognition for annual and multi-year licenses, the earlier renewal of the contract noted above, lower consulting and consortia revenues, and lower maintenance revenues when compared to the same period in 2003.

As previously reported, the change in revenue recognition to subscription accounting will continue to dramatically affect reported revenue through the next three to four quarters when compared to the equivalent periods in the prior year. During this transition, orders booked in the period are a key indicator of the Company’s performance.

Consulting and consortia revenues were lower as the company has discontinued performing unprofitable consulting projects and various consortia were closed in the prior period. Having launched the new Nanotech Consortium on July 1, 2004, the company expects revenues from such upcoming consortia to be reported in future periods.

Cash flow from operations was lower in the June 2004 quarter when compared to the June 2003 quarter principally as a result of the payment of accrued expenses related to the spin-off of Pharmacopeia Drug Discovery which was completed on April 30, 2004. Consistent with the introduction of subscription accounting, the balance of deferred revenues was $28.1 million at June 30, 2004 compared to $21.9 million at June 30, 2003.

Cost of revenues were $1.2 million lower in the June 2004 quarter compared to the June 2003 quarter and total operating expenses were $2.1 million lower in 2004 compared to 2003.

A net loss of ($6.2) million or ($.25) per share was reported for the June 2004 quarter compared to a net loss of ($3.8) million or ($.16) per share recognized in the June 2003 quarter. The results for the June 2004 quarter included a net loss from discontinued Pharmacopeia Drug Discovery (PDD) operations of ($1.1) million. The comparable net loss from the discontinued PDD operations in the June 2003 quarter was ($345) thousand. The loss from discontinued operations represented ($.05) per share in 2004 and ($.01) per share in 2003.

With regard to guidance, John Hanlon, CFO said, “We expect orders to increase modestly in fiscal 2005 when compared to the twelve months ended March 31, 2004. Revenues for fiscal 2005 will be substantially lower as Accelrys customers adopt our new license offering that requires subscription accounting. Deferred revenues, which will be recorded as revenue in future periods, will increase in relation to the decrease in reported revenues. Accelrys has elected to close its year on March 31 rather than December 31. As a result, the three months ended March 31, 2004 will be reported in future periods as a “transition period” per SEC guidelines.”

At 5:00 p.m. EDT today, Accelrys will conduct a conference call to discuss its fiscal 2005 first quarter financial results. Mark Emkjer, CEO, will host the call. To participate, please dial 800-299-9086 [+1-617-786-2903 outside the United States] and enter the access code, 79632078, approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accelrys website at www.accelrys.com .

A replay of the conference call will be available online at www.accelrys.com and via telephone by dialing 888-286-8010 [+1-617-801-6888 outside the United States] and entering access code 76642531 from 1:00 p.m. EDT July 30, through 11:59 p.m. EDT, August 13.

About Accelrys, Inc.

Accelrys, Inc. (NASDAQ: ACCL) is a leading provider of software for computation, simulation, and the management and mining of scientific data used by biologists, chemists and materials scientists, including nanotechnology researchers, for product design as well as drug discovery and development. Accelrys technology and services are designed to meet the needs of today’s leading research organizations. The company is headquartered in San Diego, California. For more information about Accelrys, visit its website at http://www.accelrys.com/.

###

When used anywhere in this document, the words expects, believes, anticipates, estimates, and similar expressions are intended to identify forward-looking statements. Forward-looking statements herein may include statements addressing future financial and operating results of Accelrys. Accelrys has based these forward-looking statements on its current expectations about future events. Such statements are subject to risks and uncertainties including, but not limited to, the successful implementation of Accelrys’ strategic plans, the acceptance of new products, the obsolescence of existing products, the resolution of existing and potential future patent issues, additional competition, changes in economic conditions, and other risks described in documents Accelrys has filed with the Securities and Exchange Commission, including its most recent report on Form 10-K and subsequent reports on Form 10-Q. All forward-looking statements in this document are qualified entirely by the cautionary statements included in this document and such filings. These risks and uncertainties could cause actual results to differ materially from results expressed or implied by forward-looking statements contained in this document. These forward-looking statements speak only as of the date of this document. Accelrys disclaims any undertaking to publicly update or revise any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Contact:
John J. Hanlon
Chief Financial Officer
(609) 452-3600
jhanlon@accelrys.com

Press Inquiries:
Ian Clements
Public Relations
(858) 799-5440
iclements@accelrys.com

This press release is available on the website http://www.accelrys.com .

ACCELRYS, INC.
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except share data)
Statements of Operations

	For the Three Months Ended June 30,

	2004	2003

Revenue	$14,181	$19,090
Cost of revenue	3,786	5,014

Gross Margin	10,395	14,076

Research and development	4,123	4,586
Sales, general and administrative	11,778	13,432

Total operating costs and expenses	15,901	18,018

Operating loss from continuing operations	(5,506)	(3,942)
Interest and other income, net	585	899

Loss from continuing operations before provision for income taxes	(4,921)	(3,043)
Provision for income taxes	135	376

Loss from continuing operations	(5,056)	(3,419)
Discontinued operations:
Loss from Discontinued Operations	(1,117)	(345)

Net Loss	$(6,173)	$(3,764)

Loss from continuing operations per share:
- Basic and diluted	$(0.21)	$(0.14)

Loss from Discontinued Operatios per share:
- Basic and diluted	$(0.05)	$(0.01)

Net loss per share:
- Basic and diluted	$(0.25)	$(0.16)

Weighted average number of common stock outstanding:
- Basic and diluted	24,323	23,707

ACCELRYS, INC. SELECTED CONSOLIDATED FINANCIAL DATA (Dollars in thousands) Balance Sheets

	June 30, 2004	December 31, 2003

Cash, restricted cash, cash equivalents and
marketable securities	$83,826	$133,531
Trade receivables, net	10,943	39,780
Other assets, net	56,971	55,304
Assets of Discontinued Operations	--	11,052

Total assets	$151,740	$239,667

Current liabilities	$41,081	$45,264
Long-term liabilities and reserves	6,576	4,924
Liabilities of Discontinued Operations	--	6,744
Total stockholders' equity	104,083	182,735

Total liabilities and stockholders' equity	$151,740	$239,667